EXHIBIT 5.1

[REVISED OPINION OF PRESTON GATES & ELLIS LLP]

August 25, 2005

Flow International Corporation

23500 64th Avenue South

Kent, WA 98032

Re:

Registration Statement on Form S-1 (Registration No. 333-125113)

Ladies and Gentlemen:

We have acted as counsel for Flow International Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Selling Shareholders name in the Registration Statement of up to 17,473,116 outstanding shares of the common stock, and up to 3,219,245 shares that may be issued on the exercise of outstanding warrants (collectively, the “Selling Shareholder Shares”).

In connection with the preparation and filing of the Registration Statement, we have reviewed the Company’s Articles of Incorporation, Bylaws, Securities Purchase Agreement, Credit Agreement and Warrants and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we deemed necessary in order to express the opinions set forth below. The law covered by the opinions expressed herein is expressly limited to the Washington Business Corporation Act and the Federal law of the United States (the “Covered Law”). To the extent that the law of any other jurisdiction other than those mentioned in the prior sentence impact the opinions expressed herein, we assume in our opinions that such law is the same as the Covered Law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under conflicts of law principles or otherwise. We express no opinion except as expressly set forth in the paragraph below and no opinions shall be implied. The opinion expressed herein is an opinion of legal matters and not factual matters.

Based on the foregoing, it is our opinion that the Selling Shareholder Shares have been validly issued and are fully paid and non-assessable.

Our opinion is given as of the effective date of the registration statement, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances, occurring after the date thereof except in any additional or supplemental opinions that we may render with respect to the Selling Shareholder Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

/s/ PRESTON GATES & ELLIS LLP